Exhibit 99.1

October 14, 2013

Investor Contact:

ICR
John Mills
Senior Managing Director
310-954-1105

Limoneira Acquires 760 Acres of Agriculture Property

Acquisition Expected to be Accretive to Earnings in Fiscal Year 2014

Expected to Add Approximately 200,000 Cartons of Lemons in Fiscal Year 2014

SANTA PAULA, Calif.--(BUSINESS WIRE)-- Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, announced today that it has completed the acquisition of approximately 760 acres of agricultural property in the town of Porterville in Tulare county, California for $8.75 million cash. This property consists of approximately 400 acres of productive lemon orchards and 360 acres primarily utilized for cattle grazing. The acquisition includes water assets and agricultural equipment and supplies. The addition of this property brings Limoneira’s owned and leased lemon holdings to over 1,000 acres in the San Joaquin Valley, total lemon acreage to approximately 3,400 acres in California and Arizona and over 10,000 acres of owned, leased or managed property in the two states.

The acquired lemon orchards are typically harvested and sold from November through March. Limoneira expects production of approximately 200,000 cartons of lemons for fiscal year 2014 and expects to produce in excess of 100,000 additional cartons of lemons in future years after certain orchard redevelopment on the property. Limoneira expects to achieve annual production of approximately 300,000 to 350,000 cartons subsequent to orchard redevelopment.

The acquisition is expected to generate additional agribusiness operating profit for Limoneira during the first and second quarters of fiscal year 2014 and be accretive to fiscal 2014 results.

Alex Teague, Senior Vice President of Limoneira, said, “The high quality lemons that this orchard adds to our supply chain enables us to offer our domestic and international customers a year round supply which is vital in today’s marketplace. This fruit expands our produce offering for the important December through March season, improving our top and bottom line during our first and second fiscal quarters.”

Harold Edwards, the Company’s President and Chief Executive Officer, added, “We are quickly becoming a worldwide leader in providing fresh lemons and other citrus to our customers. This acquisition is consistent with Limoneira’s long-term growth strategy to expand our portfolio of quality citrus acreage. We continue to see a strong pipeline of additional acquisition opportunities and look forward to utilizing our strong balance sheet to further expand our business through acquisitions as well as organic growth in coming years. We expect this acquisition to be accretive to our earnings in fiscal 2014.”

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods. Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.